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                                                                    Exhibit 23.1



                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP


         PerkinElmer, Inc. was unable after reasonable efforts to obtain the written consent of Arthur Andersen LLP to incorporate by reference in PerkinElmer, Inc.'s registration statement on Form S-8 relating to the PerkinElmer, Inc. Savings Plan the report of Arthur Andersen LLP dated January 24, 2002 (except for the matters discussed in Note 14 to the financial statements for the fiscal year ended December 31, 2001, for which the date is March 1, 2002), on the financial statements of PerkinElmer, Inc. for the fiscal year ended December 30, 2001. Such report appears in the annual report on Form 10-K filed by PerkinElmer, Inc. with the Securities and Exchange Commission on March 28, 2002. However, Rule 437a of the Securities Act of 1933, as amended (the "Securities Act"), permits PerkinElmer, Inc. to dispense with the requirement to file the written consent of Arthur Andersen LLP in connection with the filing of the registration statement on Form S-8 relating to the PerkinElmer, Inc. Savings Plan. As a result, Arthur Andersen LLP may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, participants in the plan may be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act.